UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 4, 2015

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Avenue of the Americas, 6th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

The information contained in Item 2.02 of this Current Report on Form 8-K, including the text of the press release attached as Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information contained in Item 2.02 and Item 9.01 of this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document or filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

On May 5, 2015, Weight Watchers International, Inc. (the “Company”) issued a press release announcing its financial results for its fiscal quarter ended April 4, 2015. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 4, 2015, the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) concluded that the Company’s previously issued consolidated financial statements for the fiscal year ended January 3, 2015 (“fiscal 2014”) as contained in the Company’s 2014 Annual Report on Form 10-K should be restated with respect to the accounting for certain franchise rights acquired. Based on discussions with the Staff of the Securities and Exchange Commission regarding the Company’s accounting of its franchise rights acquired, the Company has determined that, subsequent to the fiscal 2009 adoption of ASC 350-30-35-2, franchise rights acquired in connection with franchise agreements that have a renewal term at the option of the franchisee will now be accounted for as definite-lived assets. Previously these acquired franchise rights were accounted for as indefinite-lived assets based on the franchisee’s ability to elect indefinitely to renew the franchise rights. After this correction, the value of these rights and the amortization period thereon will contemplate the remainder of the contractual term from the date of acquisition without giving any effect to the franchisee’s renewal rights.

As a result, the value previously assigned to the impacted franchise rights will be reduced and the resulting difference will be re-allocated to goodwill. This re-allocation in value will also result in the Company reversing the $26.1 million impairment charge recorded in the fourth quarter of fiscal 2014 with respect to its franchise rights acquired because of a difference in methodologies for impairment testing of franchise rights acquired and goodwill. Accordingly, the Company’s Balance Sheet as of January 3, 2015 will reflect a reduction in Franchise rights acquired of $38.9 million and an increase in Goodwill of $61.5 million. The Company’s Statement of Income for the year ended January 3, 2015 will reflect an increase in Income before income taxes and Net income attributable to Weight Watchers International, Inc. of $26.1 million and $19.1 million, respectively.

The Company’s consolidated balance sheet as of January 3, 2015 will also be revised to correct the previously disclosed immaterial misclassification of $57 million of the Company’s $2.358 billion of total debt. This revision will result in an additional $57 million being reflected as a portion of long-term debt due within one year as a result of the calculation of the Company’s excess cash flow under the Credit Agreement among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and an issuing bank, The Bank of Nova Scotia, as revolving agent, swingline lender and an issuing bank, and the other parties thereto.

These corrections will be reflected in an amendment to the Company’s Annual Report on Form 10-K for fiscal 2014, which the Company expects to file by May 14, 2015. The Audit Committee has discussed the matters disclosed pursuant to this Item 4.02(a) with the Company’s independent registered public accounting firm and determined on May 4, 2015 that the previously issued financial statements should no longer be relied upon. The Company is also evaluating the implications of these matters on its prior conclusions regarding the effectiveness of its internal control over financial reporting and disclosure controls and procedures as of January 3, 2015.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Press Release dated May 5, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIGHT WATCHERS INTERNATIONAL, INC.

DATED: May 5, 2015	By:	/s/ Nicholas P. Hotchkin
	Name:	Nicholas P. Hotchkin
	Title:	Chief Financial Officer

Exhibit Index

Exhibit	Description

99.1	Press Release dated May 5, 2015.

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